Exhibit 4.13

Warrant No.

PACIFIC BEACH BIOSCIENCES, INC.
COMMON STOCK WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE.  THIS WARRANT IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  THE ISSUER OF THIS WARRANT MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

This certifies that PARAMOUNT CREDIT PARTNERS, LLC (the “Holder”), its designees or permitted assigns, subject to the terms and conditions set forth herein, at any time after the Commencement Date and prior to the Expiration Date (as such terms are defined below), is entitled to purchase from PACIFIC BEACH BIOSCIENCES, INC., a Delaware corporation (the “Company”), that number of fully-paid and non-assessable shares (subject to adjustment as provided herein) (the “Warrant Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), equal to (i) forty percent (40%) of the principal amount of that certain Senior 10% Promissory Note dated the date hereof in the principal amount of $125,000, issued by the Company to the Holder (the “Note”) pursuant to that certain Note and Warrant Purchase Agreement dated the date hereof between the Company and the Holder (the “Purchase Agreement”), divided by (ii) the lowest price at which equity securities of the Company are sold in the first Qualified Financing (as defined in the Note) following the date hereof (the “Lowest Price Paid”), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment of the aggregate Exercise Price (as defined below) for the number of Warrant Shares for which this Warrant is being exercised determined in accordance with the provisions hereof.  The exercise price (the “Exercise Price”) per Warrant Share issuable pursuant to this Common Stock Warrant shall be equal to 110% of the Lowest Price Paid, payable in accordance with Section 1(b) hereof.

Notwithstanding the foregoing, in the event that the Company consummates a merger, share exchange, or other transaction (or series of related transactions), other than in connection with a Qualified Financing, in which (i) the Company merges into or otherwise becomes a wholly-owned subsidiary of a company subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, and (ii) the aggregate consideration accorded to the Company in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000 (a “Reverse Merger”), then this Warrant shall be exercisable immediately prior to the Reverse Merger (and subject to Section 3 hereof following the Reverse Merger) for that number of Warrant Shares, with an Exercise Price, in each case determined in accordance with, and on the same terms and conditions, as provided for in the event of a Qualified Financing above, provided that for purposes thereof, the Lowest Price Paid shall be deemed equal to the quotient obtained by dividing the (i) Reverse Merger Consideration less the amount of unpaid principal and accrued interest under the Note by (ii) the number of shares of Common Stock outstanding immediately prior to such Reverse Merger, on a fully diluted basis, but without giving effect to the conversion of the Notes or any other senior promissory notes of the Company or any placement warrants that have been issued by the Company issued to the Placement Agent (as defined in the Purchase Agreement).  If any Reverse Merger Consideration is other than cash, its value will be deemed to be its fair market value as determined, in good faith, by the Board of Directors of the Company.

Notwithstanding the foregoing, if neither a Qualified Financing nor a Reverse Merger occur on or before June 24, 2011, then this Warrant will be exercisable for that number of Warrant Shares equal to forty percent (40%) of the principal amount of the Note purchased by the original holder divided by $1.00, at a per share exercise price of $1.00.

This Warrant is issued subject to the following terms and conditions:

1. Exercise, Issuance of Certificates.  Subject to Sections 3(d) and 4 hereof, the Holder may exercise this Warrant, at any time or from time to time, during the period (a) commencing on the consummation of a Qualified Financing or a Reverse Merger (the “Commencement Date”), and (b) expiring at 5:00 p.m. (Eastern Time) on June 24, 2014 (the “Expiration Date”).  The Holder may exercise this Warrant on or prior to the Expiration Date for all or any part of the Warrant Shares (but not for a fraction of a share) that may be purchased hereunder, as that number may be adjusted pursuant to Section 3 of this Warrant.  The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed and executed Form of Subscription delivered, and payment made for such Warrant Shares (such date, a “Date of Exercise”).  Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense as soon as practicable after the rights represented by this Warrant have been so exercised, but in any event not later than ten (10) business days following the Date of Exercise.  In case of a purchase of less than all the Warrant Shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver to the Holder hereof within a reasonable time a new Warrant or Warrants of like tenor for the balance of the Warrant Shares purchasable under the Warrant surrendered upon such purchase.  Each stock certificate so delivered shall be registered in the name of such Holder and issued with a legend in substantially the form of the legend placed on the front of this Warrant.

(a) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant  as required pursuant to the terms hereof.

(b) Payment of Exercise Price. The Holder shall pay the Exercise Price by delivering immediately available funds to the Company.

2. Shares to be Fully Paid; Reservation of Shares.  The Company covenants and agrees that all Warrant Shares, will, upon issuance and payment of the applicable Exercise Price, be duly authorized, validly issued, fully paid and nonassessable, and free of all preemptive rights, liens and encumbrances, except for restrictions on transfer provided for herein.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall, from time to time, be sufficient therefor.

3. Adjustment of Exercise Price and Number of Shares.  The Exercise Price and the total number of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

(a) Subdivision or Combination of Stock.  In the event the outstanding shares of the Company’s Common Stock shall be increased by a stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the date hereof into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares issuable hereunder proportionately increased.  Conversely, in the event the outstanding shares of the Company’s Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the date hereof into a lesser number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable hereunder proportionately decreased.

(b) Reclassification.  If any reclassification of the capital stock of the Company or any reorganization, consolidation, merger (other than a Reverse Merger), or any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the business and/or assets of the Company (the “Reclassification Events”) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such Reclassification Event, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities, or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby.  In any Reclassification Event, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Warrant Shares), shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or other assets or property thereafter deliverable upon the exercise hereof.

(c) Notice of Adjustment.  Upon any adjustment of the Exercise Price, any increase or decrease in the number of Warrant Shares or any change in the type of stock, securities or other assets or property issuable upon exercise hereof, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company.  The notice shall be prepared and signed by the Company’s Chief Financial Officer and shall state the Exercise Price resulting from such adjustment, the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant and, if applicable, the type of stock, securities or other assets or property then issuable upon exercise hereof, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(d) Termination Upon a Sale of the Company.  Notwithstanding any other provision of this Section 3, upon the consummation of a Sale of the Company (as defined in the Note) prior to, but not in connection with, a Qualified Financing or Reverse Merger, this Warrant shall terminate immediately upon such consummation without the opportunity for exercise.  “Sale of the Company” shall mean a transaction (or series of related transactions) with one or more non-affiliates, pursuant to which such party or parties acquire (x) capital stock of the Company or the surviving entity possessing the voting power to elect a majority of the Board of Directors of the Company or the surviving entity (whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise); or (y) all or substantially all of the Company’s assets determined on a consolidated basis.

4. Redemption of Warrants.

(a) Redemption.  This Warrant may be redeemed at the option of the Company, at any time after the date that the Common Stock is traded on the Over-the-Counter Bulletin Board (the “OTCBB”) or on a national securities exchange, following a period of thirty (30) consecutive calendar days in which the per share average closing sale price of the Common Stock equals or exceeds an amount that is twice the Exercise Price, on notice as set forth in Section 4(b) hereof, and at a redemption price equal to $0.001 (the “Redemption Price”) for each Warrant Share purchasable under this Warrant; provided, however, that this Warrant may not be redeemed by the Company unless the resale of the Warrant Shares purchasable hereunder has been registered under the Securities Act of 1933, as amended (the “Act”) or are otherwise freely tradable.  For purposes of this Section 4(a), the closing sale price of the Common Stock shall be determined by the closing price as reported by the OTCBB so long as the Common Stock is quoted on the OTCBB, and if the Common Stock is hereafter listed or quoted on the Nasdaq Capital Market or a national securities exchange, shall be determined by the last reported sale price on the primary exchange or market on which the Common Stock is traded.

(b) Notice of Redemption.  In the case of any redemption of this Warrant, the Company shall give notice of such redemption to the Holder hereof as provided in this Section 4(b).  Notice of redemption to the Holder of this Warrant shall be given in person, by recognized overnight courier, mailed by certified or registered mail, return receipt requested, or by confirmed facsimile transmission, to the Holder’s last address and/or facsimile of record with the Company not less than twenty (20) days prior to the date fixed for redemption.  Any notice which is given in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice.  Each such notice shall specify the date fixed for redemption, the place of redemption and the aggregate Redemption Price, and shall state that payment of the Redemption Price will be made upon surrender of this Warrant at such place of redemption, and that if not exercised by the close of business on the date fixed for redemption, the exercise rights of the Warrant shall expire unless extended by the Company.  Such notice shall also state the current Exercise Price and the date on which the right to exercise the Warrant will expire unless extended by the Company.

(c) Payment of Redemption Price.  If notice of redemption shall have been given as provided in Section 4(b), the Redemption Price shall, unless the Warrant is theretofore exercised pursuant to the terms hereof, become due and payable on the date and at the place stated in such notice.  On and after such date of redemption, the exercise rights of this Warrant shall expire and this Warrant shall be null and void on presentation and surrender of this Warrant at such place of payment in such notice specified, this Warrant shall be paid and redeemed at the Redemption Price per Warrant Share within ten (10) days thereafter.

5. No Voting or Dividend Rights.  Nothing contained in this Warrant shall be construed as conferring upon the holder hereof the right to vote or to consent to receive notice as a stockholder of the Company on any other matters or any rights whatsoever as a shareholder of the Company.  No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

6. Compliance with the Act. The Holder of this Warrant, by acceptance hereof, agrees that this Warrant is being acquired for its own account and not for any other person or persons, for investment purposes and that it will not offer, sell, or otherwise dispose of this Warrant except under circumstances which will not result in a violation of the Act or any applicable state securities laws.

7. Limited Transferability.  The Holder represents that by accepting this Warrant it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws.  In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof.  The Holder understands that it must bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available.

8. Amendment, Waiver, etc.  Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

9. Notices.  Any notice, request, or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered as set forth in the Purchase Agreement.

10. Governing Law.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without regard to the conflicts of laws provisions thereof.

11. Lost or Stolen Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

12. Fractional Shares.  No fractional shares shall be issued upon exercise of this Warrant.  The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction (calculated to the nearest 1/100th of a share) multiplied by the then effective Exercise Price on the date the Form of Subscription is received by the Company.

13. Successors and Assigns.  This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder.

14. Severability of Provisions. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

Remainder of Page Intentionally Left Blank; Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of this 24th day of June, 2009.

PACIFIC BEACH BIOSCIENCES, INC.

	By:	/s/ J. Jay Lobell
Date:		Name: J. Jay Lobell
Title:

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:           [COMPANY NAME]

The undersigned, the holder of the attached Common Stock Warrant, hereby elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                                     shares of Common Stock of [COMPANY  NAME] and such holder herewith makes payment of $_________ therefor.

The undersigned requests that certificates for such shares be issued in the name of, and delivered to: _____________________________

whose address is: ._______________________________________________________

DATED:  ______________________________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Name: _________________________________________________
Title: __________________________________________________